Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT  06901

Telephone:   (203) 975-7110
Fax:   (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN DECLARES QUARTERLY DIVIDEND

STAMFORD, CT, August 7, 2018 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors has declared a quarterly cash dividend on its common stock.  The Board of Directors approved a $0.10 per share quarterly cash dividend, payable on September 18, 2018 to the holders of record of common stock of the Company on September 4, 2018.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.1 billion in 2017.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

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